SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 20, 2006

PHOENIX TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-17111	04-2685985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 Murphy Ranch Road, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 570-1000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 15, 2006, the Board of Directors of Phoenix Technologies Ltd. (the “Company”) approved a restructuring plan to reduce its expenses in an effort to bring costs into line with its current revenue expectations. The restructuring plan provides for the closure of two small offices in July 2006 and a Company-wide work force reduction. The estimated total restructuring charge of $2.0 million includes $1.8 million to cover employee severance payments and $0.2 million of costs associated with closing the two small offices. All of these charges will result in future cash expenditures.

Item 8.01. Other Events.

On June 21, 2006, the Company issued a press release announcing revised revenue guidance for the third quarter of fiscal 2006 and full-year fiscal 2006, a restructuring plan and the Company’s intent to reduce the use of fully paid-up licenses going forward. A copy of the press release is filed as Exhibit 99.1 to this report.

On June 20, 2006, Anthony Morris, the Company’s lead independent director, sent a letter on behalf of the Board to Jeffrey Smith, the Managing Director of Admiral Advisors, LLC. The letter was in response to a letter from Mr. Smith dated June 15, 2006, which was filed as an exhibit to a Schedule 13D filed on June 15, 2006. A copy of the letter sent by Mr. Morris is filed as Exhibit 99.2 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Phoenix Technologies Ltd. Press Release dated June 21, 2006.

99.2	Letter to Jeffrey Smith dated June 20, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX TECHNOLOGIES LTD.

By:	/s/ Scott C. Taylor
Scott C. Taylor Vice President, General Counsel and Secretary

Date: June 21, 2006

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Phoenix Technologies Ltd. Press Release dated June 21, 2006.

99.2	Letter to Jeffrey Smith dated June 20, 2006.